Exhibit 99.1

                                                                     TANOX, INC.
                                                               10301 Stella Link
                                                               Houston, TX 77025
                                                                    713.578.4000

                                                                        CONTACT:
NEWS RELEASE                                                       Steve Sievert
May 2, 2006                                                         713.578.4211
                                                              ssievert@tanox.com

                    TANOX REPORTS 2006 FIRST QUARTER RESULTS

                   Quarterly revenue grows 66% year over year

                                   ----------

Lead drug candidate, TNX-355, demonstrates strong antiviral response at 48 weeks

                                   ----------

                      Conference call today at 10 a.m., EDT

HOUSTON - Tanox, Inc. (NASDAQ: TNOX) today reported financial results for the first quarter ended March 31, 2006.

         Revenues for the first quarter of 2006 were $9.8 million compared to revenues of $5.9 million for the first quarter of 2005, and $23.0 million1 for the fourth quarter of 2005. Net royalty revenue from sales of Xolair(R) (omalizumab) was $8.8 million for the first quarter of 2006, compared to Xolair royalty revenue of $5.9 million for first quarter of 2005, and $8.5 million for the fourth quarter of 2005.

         In addition to royalty revenue, Tanox recorded net profit-sharing revenue of $1.0 million for the first quarter of 2006. The profit-sharing revenue represented Tanox's share of Novartis Pharma AG's net profits from U.S. sales of Xolair in the fourth quarter of 2005. Profit-sharing payments are calculated and recorded one quarter in arrears.

         Tanox reported a net loss of $5.2 million, or $0.12 per share, for the first quarter of 2006, compared to a net loss of $20.5 million2, or $0.46 per share, for the first quarter of 2005, and net income of $9.8 million, or $0.23 per share, for the fourth quarter of 2005.

         Results for the first quarter of 2006 reflect the company's Jan. 1, 2006 adoption of Statement of Financial Accounting Standards No. 123R. The impact of expensing employee stock options is reflected in the table below:

                          LOSS PER SHARE BEFORE   STOCK COMPENSATION         REPORTED
                     STOCK COMPENSATION EXPENSE              EXPENSE   LOSS PER SHARE
                     --------------------------   ------------------   --------------
First Quarter 2006   $                    (0.10)  $            (0.02)  $        (0.12)

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1 Fourth quarter 2005 revenue of $23.0 million included a one-time net milestone payment of $12.8 million based on Xolair achieving sales of more than $300 million for the first time.

2 The net loss for the first quarter of 2005 included a one-time $13.7 million expense for in-process research related to the company's acquisition of a tissue factor antagonist program from Sunol Molecular Corporation.

                                  www.tanox.com

         "We continue to be pleased with the market performance of Xolair and the impact the collaboration with Genentech and Novartis is having on our business," said Danong Chen, president and chief executive officer of Tanox. "Increasing revenue from our Xolair collaboration is providing us with financial resources to invest in our drug development programs and advance our pipeline."

         Research and development costs for the first quarter of 2006 were $14.0 million, compared to $11.7 million for the first quarter of 2005, and $12.7 million for the fourth quarter of 2005. The increase in research and development costs for the first quarter of this year was attributed primarily to expenses associated with manufacturing activities in preparation for planned clinical trials, increased spending for preclinical programs and employee stock compensation expense.

         General and administrative expenses were $2.8 million for the first quarter of 2006, compared to $1.9 million for the first quarter of 2005, and $1.9 million for the fourth quarter of 2005. The increase in general and administrative costs for the first quarter of this year was due primarily to expenses related to business development activities and employee stock compensation expense.

         As of March 31, 2006, Tanox had $171.9 million in cash and investments, compared to $164.5 million at Dec. 31, 2005. The increase in cash is due primarily to the one-time net milestone payment of $12.8 million received in the first quarter of 2006.

RECENT AND FIRST QUARTER COMPANY HIGHLIGHTS

     o Earlier today, Tanox reported positive 48-week results of the Phase 2 clinical trial of TNX-355. The results showed that TNX-355, when given in combination with an optimized background regimen (OBR) of other antiretroviral therapies, produced a statistically significant greater reduction in viral load in HIV-infected patients than did placebo in combination with OBR. The 48-week results also showed that patients who received TNX-355 plus OBR experienced a statistically significant increase in CD4+ cells compared to patients who received placebo plus OBR. An end-of-Phase 2 meeting with the Food and Drug Administration
         (FDA) is scheduled to take place by the end of the second quarter of this year.

     o The company began Good Manufacturing Practice (GMP) production of TNX-355 clinical material at its San Diego facility.

     o Tanox continued to advance its drug-development pipeline in the first quarter, with ongoing patient enrollment in a Phase 1/2 clinical trial of TNX-832 (acute lung injury/acute respiratory distress syndrome), and preclinical studies for TNX-650 (inflammatory disease), TNX-833 (cancer) and TNX-234 (age-related macular degeneration). In addition, the company anticipates dosing patients in a Phase 1 clinical trial of TNX-650 in Hodgkin's lymphoma in the second quarter of 2006.

FINANCIAL OUTLOOK

         The company reaffirms its previous guidance and continues to anticipate net cash usage in 2006 of approximately $15 million.

CONFERENCE CALL

         Tanox will host a conference call for investors today at 10 a.m., EDT. The conference call can be accessed at 1-800-591-6923 (domestic) or 1-671-614-4907 (international). The pass code is 7480-2827. Live audio of the call will be webcast on the Internet. The webcast can be accessed from the Tanox Web site at www.tanox.com in the Investor Relations section. An audio replay of the webcast will be available beginning at noon, EDT, May 2, 2006 through 11 a.m., EDT, June 2, 2006. Access phone numbers for the replay are: 1-888-286-8010 (domestic) and 1-617-801-6888 (international); conference pass code 7399-0184.

ABOUT TANOX, INC.

         Tanox is a biotechnology company specializing in the discovery and development of monoclonal antibodies. The company develops innovative biotherapeutics for the treatment of immune-mediated diseases, inflammation, infectious disease and cancer. Tanox's lead investigational therapy, TNX-355, is a viral-entry inhibitor antibody to treat HIV/AIDS. TNX-355 has shown significant antiviral activity in Phase 2 clinical testing. Tanox's first-approved drug, Xolair(R) (omalizumab), is the first antibody approved to treat moderate-to-severe confirmed, allergic asthma. Xolair was developed in collaboration with Genentech, Inc. and Novartis Pharma AG and is approved for marketing in the United States, Canada and major European countries. Tanox is based in Houston and has a manufacturing facility in San Diego. Additional corporate information is available at www.tanox.com.

This news release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. We typically identify forward-looking statements by using terms such as "may," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or similar words, although we express some forward-looking statements differently. You should be aware that actual events could differ materially from those suggested in the forward-looking statements due to a number of factors, including: the continued market acceptance of Xolair(R); the results of our collaborators, Genentech and Novartis, in growing sales of Xolair; our ability to successfully recruit participants for human clinical trials; failure to achieve positive results in human clinical trials; and the strength of our patent portfolio. The absence of safety concerns after 48 weeks of treatment with TNX-355 in 82 patients does not ensure that safety issues will not be identified in larger-scale clinical trials. The therapeutic potential of TNX-355 as a treatment for HIV-1-infected patients is subject to the risks inherent in drug development. The timing of future trials can depend on regulatory review. Success in early stage clinical trials does not ensure that later-stage or larger-scale clinical trials will be successful, and the results achieved in later stage trials may not be sufficient to meet applicable regulatory standards. Prospective investors should carefully consider the information contained in the company's Form 10-K and other Securities and Exchange Commission (SEC) filings, including the sections titled Business: Risk Factors and Management's Discussion and Analysis of Financial Condition and Results of Operations, when evaluating an investment in the shares of Tanox Common Stock. The Tanox logo is a registered trademark with the U.S. Patent and Trademark Office.

                                       ###

                                   TANOX, INC.
                   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      (In Thousands Except Per Share Data)

                              Summary of Operations
                                   (unaudited)

                                                       Three Months Ended
                                                            March 31,
                                                     ----------------------
                                                       2006         2005
                                                     ---------    ---------
Revenues, net                                        $   9,815    $   5,928
                                                     ---------    ---------
Operating expenses:
    Research and development                            13,961       11,740
    Acquired in-process research and development            --       13,680
    General and administrative                           2,794        1,933
                                                     ---------    ---------
Total operating expenses                                16,755       27,353
                                                     ---------    ---------
Loss from operations                                    (6,940)     (21,425)
Other income (net)                                       1,759          963
                                                     ---------    ---------
Net loss                                             $  (5,181)   $ (20,462)
                                                     =========    =========

Loss per share - basic and diluted                   $   (0.12)   $   (0.46)
Shares used in computing loss per share - basic
  and diluted                                           44,694       44,050
Employee stock compensation expense included in
  operating expenses:
      Research and development                       $     332    $      --
      General and administrative                           361           --
                                                     ---------    ---------
            Total                                    $     693    $      --
                                                     =========    =========

                        Summary Balance Sheet Information

                                                     March 31, 2006    December 31, 2005
                                                   -----------------   -----------------
                                                      (Unaudited)
Assets:
Cash, cash equivalents and investments             $         171,887   $         164,501
Property and equipment (net)                                  31,146              31,214
Other assets                                                  15,584              34,221
                                                   -----------------   -----------------
     Total assets                                  $         218,617   $         229,936
                                                   =================   =================

Liabilities and Stockholders' Equity:
Accounts payable and accrued liabilities           $           8,932   $          16,495
Stockholders' equity                                         209,685             213,441
                                                   -----------------   -----------------
    Total liabilities and stockholders' equity     $         218,617   $         229,936
                                                   =================   =================